Exhibit 5.1

June 26, 2002

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

     I am Executive Vice President, General Counsel and Secretary of CACI International Inc (the "Company").

     This opinion is being furnished in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company's Class A Common Stock (the "Common Stock") which may be offered and sold under the CACI $MART PLAN (the "Plan").

     I am of the opinion that if, as and when shares of Common Stock are issued and sold and consideration therefor is received pursuant to the provisions of the Plan and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and non-assessable.

     I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Jeffrey P. Elefante
Jeffrey P. Elefante Executive Vice President, General Counsel and Secretary